FIRST AMENDMENT TO FORMFACTOR, INC. EMPLOYEE STOCK PURCHASE PLAN This First Amendment to FormFactor, Inc. Employee Stock Purchase Plan, dated as of July 20, 2022 (this “Amendment”), amends that certain Employee Stock Purchase Plan of FormFactor, Inc. (the “Company”), as amended and restated on May 18, 2018 (as so amended, the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan. Section 21 of the Plan is hereby amended and restated in its entirety as follows: “21. Term; Stockholder Approval. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the Company’s annual meeting in 2023.” Except as and to the extent expressly modified by this Amendment, the remainder of the Plan remains in full force and effect. The Compensation Committee and the Board of Directors of the Company have approved and adopted this Amendment effective as of the date first set forth above.